As filed with the Securities and Exchange Commission on July 14, 2011
       Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
________________

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

TOP IMAGE SYSTEMS LTD.
(Exact name of Registrant as specified in its charter)
(Translation of Registrant’s name into English)
_______________

Israel	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2 Ben Gurion St.
Ramat Gan, 52573
Israel
Tel: 972-3-767-9100
(Address and telephone number of Registrant’s principal executive offices)
__________________

Ido Schechter
Chief Executive Officer
Top Image Systems Ltd.
2 Ben Gurion St.
Ramat Gan, 52573
Israel
Tel: 972-3-767-9100
(Name, address and telephone number of agent for service)
___________________

Copies to:

David Gitlin, Esq.
Yelena Barychev, Esq.
Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania 19103
Telephone: (215) 569-5500
Facsimile: (215) 832-5737

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement filed pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, nominal value NIS 0.04 per share(3)	1,425,000	$2.32	$3,306,000	$384
Ordinary Shares, nominal value NIS 0.04 per share, issuable upon the exercise of warrants(4)	356,250	$2.32	$826,500	$96
Ordinary Shares, nominal value NIS 0.04 per share, issuable upon the exercise of warrants issued to the placement agent(5)	85,500	$2.32	$198,360	$23
Total registration fee	1,866,750	$2.32	$4,330,860	$503
_____________________

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional ordinary shares which become issuable to the selling securityholders by reason of any share dividend, share split, recapitalization, similar capital readjustment or anti-dilution adjustments.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices for the ordinary shares as reported on The NASDAQ Capital Market on July 11, 2011.

(3)	Represents ordinary shares of the registrant being registered for resale for the accounts of selling securityholders.

(4)	Represents ordinary shares of the registrant being registered for resale that may be acquired upon the exercise of warrants that were issued to selling securityholders.

(5)	Represents ordinary shares of the registrant being registered for resale that may be acquired upon the exercise of warrants that were issued to the placement agent and its affiliates.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 14, 2011

Preliminary Prospectus

1,866,750 Ordinary Shares

TOP IMAGE SYSTEMS LTD.

This prospectus relates to the resale, from time to time, by the selling securityholders of up to 1,866,750 of our ordinary shares.  These ordinary shares consist of 1,425,000 issued and outstanding ordinary shares and 441,750 ordinary shares issuable upon the exercise of warrants issued to the selling securityholders in connection with a private placement completed on June 13, 2011.

Our ordinary shares are currently listed on The NASDAQ Capital Market, or NASDAQ, under the symbol “TISA” and on the Tel Aviv Stock Exchange, or TASE, under the symbol “TISA-L.”  On July 11, 2011, the closing price of our ordinary shares on the NASDAQ and the TASE was $2.36 per share and New Israeli Shekel, or NIS, 800 per share, respectively.

The selling securityholders may offer and sell ordinary shares from time to time through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.  See the section entitled “Plan of Distribution” in this prospectus for more information.  We will not receive any proceeds from the sale of ordinary shares by the selling securityholders, but we will receive proceeds from the cash exercise of warrants held by the selling securityholders.

An investment in our ordinary shares is speculative and involves a high degree of risk.  See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________, 2011.

You should rely only on the information contained in, or incorporated by reference into, this prospectus.  Neither we nor the selling securityholders have authorized anyone to provide you with information or make any representation that is different.  If anyone provides you with different or inconsistent information, you should not rely on it.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered hereby, and this prospectus does not constitute an offer to sell or a solicitation of an offer to buy under circumstances and in jurisdictions where it is unlawful to do so.  You should not assume that the information contained in this prospectus or in any document incorporated by reference into this prospectus is accurate or complete as of any date, other than the date of the applicable document.  Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission, or SEC, with respect to 1,866,750 of our ordinary shares which may be offered and sold from time to time in one or more offerings by the selling securityholders.

We may add to or modify in a prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated into this prospectus by reference.  To the extent that any statement made in a prospectus supplement conflicts with statements made in this prospectus, the statements made in the prospectus supplement will be deemed to modify or supersede those made in this prospectus.

The rules of the SEC allow a company to incorporate by reference certain information into this prospectus.  See “Incorporation of Certain Information by Reference” for a description of the documents from which information is incorporated, and where you can get a copy of such documents.

You should read both this prospectus, especially the information discussed under “Risk Factors,” and any prospectus supplement together with the information described in this prospectus in the sections entitled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.”

Unless the context requires otherwise, reference in this prospectus to “we,” “us,” “our,” “TIS,” “Top Image Systems” or the “Company” refers to Top Image Systems Ltd. and its subsidiaries.

References to “$,” “U.S. $,” or “dollars” are to U.S. dollars, unless otherwise indicated. Except as otherwise indicated, financial statements of, and financial information regarding, TIS are presented in U.S. dollars.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and in the documents incorporated by reference into this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical facts and that reflect our expectations, beliefs, projections, future plans and strategies, anticipated events or trends.  For example, statements related to our future financial condition or results of operations, management’s strategies and objectives and expected market growth are forward-looking statements.  Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “predicts,” “anticipates,” or “potential” and similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results to differ materially from historical results or any future results, performance or achievements expressed, suggested or implied by such forward-looking statements.  Such risks and uncertainties include, but are not limited to:

•	fluctuations in the market price of our ordinary shares;

•	the possibility that our ordinary shares could be delisted from NASDAQ or the TASE;

•	potential dilution to the holders of our ordinary shares as a result of future issuances of our securities;

•	quarterly fluctuations in our results of operations;

•	our level of indebtedness and ability to make debt payments;

•	unstable conditions in the global economy and capital markets;

•	future acquisitions that could require significant resources or result in unanticipated adverse consequences;

•	competitive pressures in the data capture and automatic form processing markets;

•	the success of our strategic marketing relationships;

•	our ability to continue technological innovation and successful commercial introduction of new products;

•	our history of losses and the potential for future losses;

•	our ability to protect intellectual property and other proprietary information;

•	political or financial instability in the countries where we do business;

•	exposure to currency fluctuations; and

•	other risks and uncertainties described in this prospectus.

The risks included in this section are not exhaustive.  You should carefully consider the section entitled “Risk Factors” in this prospectus and reports filed with or furnished to SEC, which include additional factors that could impact our business and financial performance, before making any investment decision with respect to our securities.  If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition and results of operations could be materially adversely affected, the trading prices of our securities could decline and you could lose all or part of your investment in our ordinary shares.

Forward-looking statements contained in this prospectus and documents incorporated by reference into this prospectus are based on our current plans, estimates and projections, and, therefore, you should not place undue reliance on them as a prediction of future results. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

PROSPECTUS SUMMARY

This summary highlights selected information about us, the selling securityholders and this offering contained elsewhere in this prospectus and the documents incorporated by reference into this prospectus.  This summary is not complete and may not contain all of the information that is important to you.  You should carefully read this prospectus, including the information in the section entitled “Risk Factors,” the information we incorporate by reference, and the documents to which we refer you in their entirety.

Top Image Systems

We develop and market automated data capture solutions for managing and validating content gathered from customers, trading partners and employees.  Whether originating from electronic, paper, mobile or other sources, our solutions deliver digital content to the applications that drive an enterprise by using advanced technologies including wireless communications, servers, form processing and information recognition systems.  Our software improves business processes by integrating different types of data from multiple sources.  Our products integrate information regardless of the source and format of the data, whether structured, as in the case of application forms or surveys, or semi-structured, such as invoices, purchase orders, checks, freight and shipping bills and others.  Our solutions seamlessly deliver the extracted data to applications such as document and content management, enterprise resource planning, or customer relationship management.  Our solutions minimize the need for manual data entry by automatically reading, identifying, interpreting and processing information, thereby increasing data capture accuracy and the rate of information processing.  The platform solution we offer replaces traditional means of extracting information from paper-based documents and integrates multiple information sources into a single enterprise-level solution that increases speed and efficiency.

Products

eFLOW®

Our signature solution is the eFLOW® Platform.  eFLOW® provides the common architectural infrastructure for our solutions.  We anticipate that future developments will also be based on this platform.

eFLOW® provides enterprise-wide solutions for every data capture and content delivery need, all on a single platform, using one set of business rules.  eFLOW® allows a customer to integrate data of any format and from multiple sources, including the Internet, paper, fax, microfilm, microfiche, electronic, and email, and of different types such as invoices, freight and shipping bills, purchase orders and others, to provide a single connection to the enterprise application system.

eFLOW® is designed to address the needs of companies, enterprises, institutions, government agencies, and other organizations with a broad range of  input/capture requirements (5,000 or more items per day).

Targeting B2C clients - banking and finance, logistics, insurance, postal systems, healthcare, tax, statistics and many other potential markets, eFLOW® technologies enable enterprises to implement digital information recognition, improving processing and speeding up the data entry cycle by providing a single data collection entry point.

To support the needs of clients’ global operations, the system can process multiple languages at the interface, database (Unicode), and optical character recognition (OCR) / image character recognition (ICR) levels.  Currently the system supports all major European languages, Chinese and Japanese.

eFLOW® Ability for SAP-Users

eFLOW® Ability is an integrated module interfacing with SAP systems for automated parking, approval and posting of invoices and any other document within SAP systems. eFLOW® Ability improves invoice processing, reduces the time it takes for an invoice to be approved for payment and eliminates double payments, lost invoices and other human mistakes along the way.

In addition, eFLOW® Ability offers a complete SAP-oriented business workflow and an accounts payable document processing, approval, and validation solution.

eFLOW® Ability is a result of a successful cooperation between TIS and Beck-IT GmbH, a German based leading developer of standard-add-ons in the sector of SAP business workflow. The ability to seamlessly integrate into SAP R/3 creates a high-performance product line that companies can utilize to increase productivity, enhance the precision of entries and optimize cash management.

eFLOW® Ability empowers users to streamline and accelerate the processing of invoices and any other document, take advantage of efficient accounts receivable and accounts payable management, eliminate periodic posting peaks, reduce errors and increase financial reporting accuracy and transparency.

eFLOW® Invoice Reader

eFLOW® Invoice Reader is a standard, generic and easy-to-implement invoice capture and approval solution. This solution can be deployed and integrated in any enterprise accounting environment including SAP, Oracle and other financial systems.

eFLOW® Invoice Reader is pre-adapted to specific country regulations and business practices, and thus can be implemented in a relatively short timeframe. eFLOW® Invoice Reader minimizes resources for operating an effective invoice capturing process, shortens delivery time and purchase-to-pay cycle, employs the most advanced character recognition technology for fast data capture, and automatically verifies the vendor data and purchaser order (PO) information on the incoming invoices.

Principal Markets

We have significant operations in the United States, Israel, the United Kingdom, Germany and Singapore.  Our U.S. branch is responsible for sales, marketing and support activities in the United States, Canada, and Latin America.  In addition, we believe that significant opportunities exist in other countries of Western and Eastern Europe, South Africa and Australia.  We have several local sales and technical representatives in France, Spain, Italy, the Netherlands and Australia.  These representatives manage our sales, marketing and operational activity in their locations, providing integration and implementation services, as well as marketing support.

Corporate Information

We were incorporated in Israel in March of 1991.  Our principal executive offices are located in Israel at 2 Ben Gurion Street, Ramat Gan, 52573, and our telephone number is +972-3-767-9100.  Our website address is http://www.topimagesystems.com.  Information contained on our website does not constitute a part of this prospectus and is not incorporated by reference into this prospectus.

The Private Placement

On June 13, 2011, we closed a private placement transaction, which we refer to as the private placement.  In the private placement, we issued an aggregate of 1,425,000 ordinary shares at a price of $2.00 per share and warrants to purchase an aggregate of 441,750 ordinary shares at an exercise price of $2.20 per share, which we refer to as the warrants.  The warrants are exercisable on or after the six month anniversary of the closing date, and may be exercised for five years after the closing date.

We also entered into the Registration Rights Agreement, dated June 13, 2011, referred to as the Registration Rights Agreement, with the investors in the private placement, pursuant to which we were required to file a registration statement on Form F-3, of which this prospectus forms a part, within 40 days of June 13, 2011 to cover the resale of the ordinary shares sold in the private placement and the ordinary shares issuable upon exercise of the warrants issued in the private placement.  We agreed to use our best efforts to have the registration statement declared effective 90 days after June 13, 2011, or, in the event the SEC reviews and issues comments on the registration statement, 150 days after June 13, 2011, or we will incur liquidated damages.

Rodman & Renshaw, LLC, referred to as Rodman, served as placement agent in the private placement and, as compensation for its services, received a fee of $171,000 and warrants issued to Rodman and its affiliates to purchase up to an aggregate of 85,500 ordinary shares on the same terms as the warrants issued to investors in the private placement.

The Offering

Ordinary shares offered by the selling securityholders
Up to 1,866,750 of our ordinary shares, consisting of 1,425,000 issued and outstanding ordinary shares and 441,750 ordinary shares issuable upon the exercise of warrants issued to the selling securityholders in connection with the private placement.

Ordinary shares issued and outstanding	10,855,424 as of July 11, 2011. This number does not include 441,750 ordinary shares issuable upon exercise of the warrants issued in connection with our private placement.

Use of proceeds
We will not receive any proceeds from the sale of the ordinary shares offered by this prospectus.  We may, however, receive proceeds of up to $971,850 in the event that all warrants issued to the selling securityholders in connection with the private placement are exercised in cash.  Such proceeds, if any, will be used for our working capital and other general corporate purposes.  See “Use of Proceeds.”

NASDAQ symbol	“TISA.”

TASE symbol	“TISA-L.”

Risk factors	You should consider carefully risks that are described in the “Risk Factors” section of this prospectus beginning on page 5 before investing in our securities.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk.  You should consider carefully the following risk factors, as well as the other information contained in and incorporated by reference into this prospectus, including our consolidated financial statements and the related notes, before you decide to purchase our ordinary shares. If any of the following risks, or risks and uncertainties not currently known to us or that we believe are immaterial, occur, it could have a material adverse effect on our business, financial condition, results of operations and prospects, the value of our ordinary shares could decline, and you could lose all or part of your investment in our ordinary shares.

Risks Related to Our Ordinary Shares

Our ordinary shares have been subject to frequent significant price fluctuations and could suffer a decline in value.

Trading in shares of companies listed on the NASDAQ and TASE in general and trading in shares of technology companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to operating performance. These broad market and industry fluctuations may depress our share price, regardless of our actual operating results.

In addition, the trading price of our ordinary shares has been highly volatile and could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including, but not limited to:

•	sales of our ordinary shares, including any sales made in connection with future financings;

•	announcements regarding new or existing customers;

•	announcements by us of significant acquisitions, joint ventures or capital commitments;

•	actual or anticipated period-to-period fluctuations in financial results;

•	litigation or the threat of litigation;

•	failure to achieve, or changes in, financial estimates by securities analysts, if any;

•	announcements regarding new or existing products or services or technological innovations by us or our competitors;

•	conditions or trends in the software industry;

•	additions or departures of key personnel or directors;

•	regulatory developments in the United States and other countries in which we operate;

•	developments or disputes concerning our intellectual property rights;

•	general market conditions;

•	overall fluctuations in the U.S. and Israeli equity markets; and

•	economic and other external factors or disasters or crises.

If we fail to maintain NASDAQ minimum price requirements, the TASE minimum valuation requirements or other applicable continued listing requirements, our ordinary shares could be delisted.

According to NASDAQ listing standards, if the stock price of a listed company falls below $1.00 a share for a period of 30 consecutive business days, such company’s stock may be subject to delisting unless such failure is cured within 180 days from the date on which NASDAQ notifies the listed company of such failure.  On two separate occasions, on September 16, 2009 and on May 24, 2010, we received a letter from NASDAQ advising us that our stock had been trading at a price that would subject our stock to delisting if we failed to regain compliance with the NASDAQ minimum bid price requirements. We regained compliance on both occasions within the required timeframe.

According to the TASE rules, a company with stock that trades on both the TASE and NASDAQ must comply with the TASE minimum valuation requirements which currently provide that it must have a minimum market capitalization of NIS 25 million.  If the company does not comply with the minimum valuation requirements, compliance with which is being tested on a semi-annual basis, it is given six months to regain compliance or be delisted.  Our ordinary shares were in compliance with the minimum valuation requirements as of July 11, 2011.

If we fail to maintain the minimum price for our ordinary shares required by NASDAQ, maintain the minimum valuation required by TASE rules, or comply with other continued listing requirements of these exchanges, our ordinary shares could be delisted.

In addition, if our ordinary shares are delisted from NASDAQ, we will lose our status as a “dually-listed company” which will result in us being subject to different reporting requirements under Israeli securities laws and the rules and regulations of the Israeli Securities Authority and the TASE which may cause an increase in our reporting related costs and expenses.  In addition, the rules and regulations of the Israeli Securities Authority and the TASE will require our financial reports to be prepared in accordance with a different accounting method than we currently utilize, which will result in increases in our reporting related costs and expenses.

A large number of our ordinary shares could be sold in the market in the near future, which would cause downward pressure on the market price for our ordinary shares.

As of July 11, 2011, we had approximately 10,855,424 ordinary shares outstanding, of which 8,428,440 were held by shareholders who were not our directors, executive officers and 10% shareholders.  Upon effectiveness of the registration statement of which this prospectus is a part, the selling securityholders will be able to freely sell all of the ordinary shares covered by this prospectus, which is substantial in relation to our outstanding ordinary shares and public float of our ordinary shares.  In addition, a substantial portion of our shares are currently freely trading without restriction under the Securities Act of 1933, as amended, or the Securities Act, having been registered for resale or held by their holders for over one year and are eligible for sale under Rule 144.  As of July 11, 2011, there were outstanding options, warrants and convertible debentures to purchase an aggregate of approximately 2,283,956 ordinary shares.

If shareholders determine to sell a significant number of shares into the market or there is a perception that the holders intend to sell these shares, including upon their exercise of options or warrants or conversion of convertible debentures, there likely will not be a sufficient demand in the market to purchase the shares without a decline in the market price of our ordinary shares.  Moreover, continuous sales into the market of a number of shares in excess of the typical trading market for our ordinary shares, or even the availability of such a large number of shares, could depress the trading market for our ordinary shares over an extended period of time.

Future issuances of our ordinary shares could adversely affect the trading price of our ordinary shares and could result in substantial dilution to shareholders.

We may need to issue substantial amounts of our ordinary shares in financings or acquisitions in the future.  To the extent that the market price of our ordinary shares declines, we will need to issue an increasing number of ordinary shares per dollar of equity investment.  In order to obtain future financing if required, it is likely that we will issue additional ordinary shares or financial instruments that are exchangeable for or convertible into ordinary shares.  Capital raising activities, if available, and dilution associated with such activities could cause our share price to decline.

In addition, the conversion of some or all of our convertible debentures would dilute the ownership interests of our existing shareholders. Any sales in the public market of our ordinary shares issuable upon such conversion could adversely affect the prevailing market prices of our ordinary shares. In addition, the existence of the convertible debentures may encourage short selling by market participants because the conversion of the convertible notes could depress the price of our ordinary shares.

Also, in order to compensate our directors, provide incentives to our employees and induce prospective employees and consultants to work for us, from time to time we offer and issue options to purchase ordinary shares and/or rights exchangeable for or convertible into ordinary shares.  Future issuances of shares could result in substantial dilution to shareholders.

Our ordinary shares are traded on more than one market and this may result in price variations.

Our ordinary shares are traded on NASDAQ and on the TASE. Trading in our ordinary shares on these markets is effected in different currencies (U.S. dollars on the NASDAQ and NIS on the TASE) and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). Consequently, the trading prices of our ordinary shares on these two markets often differ, resulting from the factors described above as well as differences in exchange rates and from political events and economic conditions in the United States and Israel. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

We have a history of quarterly fluctuations in our results of operations and expect these fluctuations to continue, which may cause our stock price to decline.

We have experienced and expect to experience in the future significant fluctuations in our quarterly results of operations.

Our lengthy sales cycle increases our exposure to customer cancellations or delays in orders, which may result in volatile quarterly revenues.  Given the high average selling price of, and the cost and time required to implement our solutions, a customer’s decision to license our products typically involves a significant commitment of resources and is influenced by the customer’s budget cycles and internal approval procedures for information technology purchases.  In addition, selling our solutions requires us to educate potential customers about our solutions’ uses and benefits.  As a result, our solutions have a long sales cycle, which can take 9 to 12 months or more.  Consequently, we have difficulty predicting the quarter in which sales to expected customers may occur.  The sale of our solutions is also subject to delays from the lengthy budgeting, approval and competitive evaluation processes of our customers, which typically accompany significant capital expenditures.

Other factors that may contribute to fluctuations in our quarterly results of operations include:

•	the size, timing and shipment of orders;

•	customer deferral of orders in anticipation of new products, product upgrades or price enhancements;

•	the high level of competition that we encounter; and

•	the timing of our product introductions, upgrades or enhancements or those of our competitors or of providers of complementary products.

Fluctuations in our quarterly results could discourage investors and cause the market price of our ordinary shares to decline.

We do not intend to pay dividends.

We have never declared or paid any cash dividends on our ordinary shares.  We currently intend to retain any future earnings to finance operations and to expand our business and, therefore, do not expect to pay any cash dividends in the foreseeable future.

Our ordinary shares may become subject to the SEC’s penny stock rules.

Generally, transactions in securities that are traded in the United States at a market price per share of less than $5.00, may be subject to the “penny stock” rules promulgated under the Exchange Act.  Under these rules, broker-dealers who recommend such securities to persons other than institutional investors:

•	must make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these requirements, if our common shares become subject to the “penny stock” rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our ordinary shares in the United States may be significantly limited.  Accordingly, the market price of our ordinary shares may be depressed, and investors may find it more difficult to sell the shares.

The rights and responsibilities of our shareholders are governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our articles of association and by the Israeli Companies Law, 5759-1999, or the Companies Law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, pursuant to the Companies Law, each shareholder of an Israeli company has to act in good faith in exercising its rights and fulfilling its obligations toward the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders and class meetings, on amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers, and transactions requiring shareholders’ approval under the Companies Law. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the company, or has other powers toward the company has a duty of fairness toward the company. However, Israeli law does not define the substance of this duty of fairness. Because Israeli corporate law has undergone extensive revision in recent years, there is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

As a foreign private issuer whose shares are listed on NASDAQ, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares are listed on NASDAQ, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Listing Rules.  As a foreign private issuer listed on NASDAQ, we may also follow home country practice with regard to, among other things, composition of the board of directors and quorum at shareholders' meetings.  Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ's corporate governance rules.  A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer's home country certifying that the issuer's practices are not prohibited by the home country's laws.  In addition, a foreign private issuer must disclose in its annual reports filed with the SEC each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement.

We are a foreign private issuer and you will receive less information about us than you would from a domestic U.S. corporation.

As a “foreign private issuer”, we are exempt from rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that impose certain disclosure and procedural requirements in connection with proxy solicitations under Section 14 of the Exchange Act. Our directors, executive officers and principal shareholders also are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder with respect to their purchases and sales of our shares. In addition, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. As a result, you may not be able to obtain the same information relating to us as you would for a domestic U.S. corporation.

Although our internal control over financial reporting was considered effective as of December 31, 2010, there is no assurance that our internal control over financial reporting will continue to be effective in the future, which could result in our financial statements being unreliable, government investigation or loss of investor confidence in our financial reports.

If we fail to maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting. We may also identify material weaknesses or significant deficiencies in our internal control over financial reporting. In addition, our internal control over financial reporting has not been audited by our independent registered public accounting firm.  In the future, if we are unable to assert that our internal controls are effective; our investors could lose confidence in the accuracy and completeness of our financial reports, which in turn could cause our stock price to decline.  Failure to maintain effective internal control over financial reporting could also result in investigation or sanctions by regulatory authorities.

Provisions of Israeli law could delay, prevent or make difficult a change of control and therefore depress the price of our shares.

The Companies Law generally provides that a merger must be approved by the board of directors and by the shareholders of a participating company by the vote of a majority of the shares of each class present and voting on the proposed merger. The Companies Law has specific provisions for determining the majority of the shareholder vote. Upon the request of any creditor of a constituent in the proposed merger, a court may delay or prevent the merger if it concludes that there is a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy its obligations to creditors. In general, a merger may not be completed until the passage of certain statutory time periods. In certain circumstances, an acquisition of shares in a public company must be made by means of a tender offer that complies with certain requirements of the Companies Law that differ from those that apply to U.S. corporations. Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. These provisions of Israeli corporate and tax law may have the effect of delaying, preventing or making more difficult an acquisition of or merger with us, which, if public trading in our ordinary shares resumes, could depress our share price.

Risks Related to Our Business

Our capital requirements have historically been significant and we may not in the future be able to meet our requirements with our working capital.

Historically, our capital requirements have been significant. We may in the future require additional financing to fund our operations and capital requirements beyond our current resources and those that may be provided from our operations.  In such event, we cannot assure you that additional financing will be available to us when needed, on commercially reasonable terms, or at all.  Any inability to obtain additional financing when needed would have a material adverse effect on us, requiring us to curtail our expansion efforts.  In addition, to the extent that we incur substantial indebtedness, we will be subject to risks associated with incurring substantial indebtedness, including the risk that interest rates may fluctuate, and cash may be insufficient to repay interest and principal on any such indebtedness.  Any additional equity financing may involve substantial dilution of the interests of our then-existing shareholders.

We have had difficulties in making our debt payments and may not be able to make our debt payments in the future.

In December 2006, through the issuance of convertible debentures, we raised net proceeds of NIS 61,900 thousand (approximately $14,780 thousand at the date of issuance).  As of June 30, 2011, following the principal payment due on that date, the balance of outstanding debt under the debenture was approximately NIS 19,013 thousand (approximately $5,566 thousand).

The first principal payment on the debentures was due December 31, 2009.  Prior to the first principal payment we concluded that making full payment at such time would have had an adverse affect on our cash flow and, therefore, initiated negotiations with our debenture holders in order to reach an alternative payment arrangement.   That arrangement was approved by the debenture holders on November 24, 2010 and by the Tel Aviv District Court on December 13, 2010, and the amendment to the indenture pursuant to which the debentures have been issued was entered into on December 31, 2010.  At that time we repaid debentures for NIS 11,091 thousand (approximately $3,124 thousand at such time) thereby reducing our outstanding debenture principal balance to NIS 22,182 thousands (approximately $6,250 thousand at such time). Following this amendment to the indenture, the material terms of our debentures now provide as follows:

•
The principal amount will be paid in seven installments of NIS 3,169 thousand (approximately $927 thousand as of June 30, 2011), the first of which was paid on June 30, 2011 and the remaining six payments will be due December 31 of each year beginning 2011.

•	Interest will be paid semi-annually on June 30, and on December 31 of each year for so long as any part of the principal amount is outstanding.

•
Interest accruing on any portion of a principal payment paid when originally due according to the Original Debentures will be at the Original Rate. Any principal amount or part thereof which payment is postponed in comparison to the Original Debenture will be subject to annual interest at a rate of 9% accruing from the date on which such payment was due until such payment is made.

•
We may at any time prepay all or a portion of the principal payments which remain unpaid together with interest accrued on such principal payment by way of repurchasing the underlying debentures, provided, that any such prepayment will be for no less than NIS 3 million and with respect to the last repayment, no less than NIS 3.2 million, and provided, further that we may not make more than one repurchase in any calendar quarter.  Any prepayment will be pro-rata to all debenture holders and the principal amount which remains outstanding after any such prepayment will be equally divided between the remaining installments.

•	In the event that all of our stock or substantially all of our business is sold, we will be obligated to prepay all the amounts outstanding under the debentures.

Our ability to meet our obligations under the convertible debentures and our other debt obligations will depend on whether we can implement our strategy as well as on financial, competitive and other factors including factors that are beyond our control.  If we are unable to generate sufficient cash flow from operations to meet principal and interest payments on our debt, we may have to refinance all or part of our convertible debentures. Our ability to refinance our indebtedness, including the convertible debentures, will depend on, among other things:

•	our financial condition at the time;

•	restrictions in agreements governing our debt; and

•	other factors, including market conditions.

We cannot ensure that any such refinancing will be available on terms acceptable to us. The ongoing economic downturn is characterized by a more limited availability of credit resulting in refinancing being more difficult.  If we are unable to meet our obligations under the restructured convertible debentures and refinancing is not available, we may have to sell tangible or intangible assets under circumstances that might not yield the highest prices or default on our debt obligations, including the convertible debentures.  In the event of such default, our debenture holders and holders of other outstanding indebtedness may accelerate their maturity dates.

Our indebtedness and debt service obligations may adversely affect our cash flow and operations.

We intend to fulfill our debt service obligations from existing cash, investments and our operations.  If we are unable to generate cash or raise additional capital sufficient to meet these obligations, we may need to use existing cash or liquidate investments in order to fund these obligations, which could have significant negative consequences, including, without limitation:

•	reduction of the amount of our expected cash flow available for other purposes, including funding our research and development programs and other capital expenditures;

•	increase of our vulnerability to general adverse economic conditions;

•	limitation of our ability to obtain additional financing; and

•	our possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

The impact of a continuing global economic downturn may have a material adverse effect on our business, results of operations and financial condition.

We sell our products and services in various countries all over the world. Consequently, our sales and profitability are dependent on general economic conditions globally and locally. The weakening of consumer and corporate confidence, declining income and asset values in many areas and other adverse factors related to the global economic downturn that has been ongoing during the past several years have resulted in our customers and the end-users of our products, services and solutions postponing or reducing spending on our products, services and solutions.  A substantial and lasting slowdown of the global economy could result in a continuation of that trend thereby adversely affect our business.

The global economic downturn has also led to more limited availability of credit which may have a negative impact on the financial condition, and in particular on the purchasing ability, of some of our customers and may also result in requests for extended payment terms, credit losses, insolvencies, limited ability to respond to demand or diminished sales channels available to us. The general difficult economic conditions combined with tightening credit markets may also cause financial difficulties for our suppliers and collaborative partners which may result in their failure to perform as planned and, consequently, in delays in the delivery of our products, services and solutions.

The difficult global economic conditions may also result in inefficiencies due to our reduced ability to forecast developments in our industry and plan our operations accordingly. Also, continuing difficult general economic conditions, negative developments in our industry, any significant underperformance relative to historical or projected future results by us or any part of our business, or any significant changes in the manner of our use of the acquired assets or the strategy for our overall business may cause reductions in the future valuations of our investments and assets and result in impairment charges related to goodwill or other assets. Adverse economic conditions affecting us, our current and potential customers, their spending on our products, services and solutions, and our suppliers and collaborative partners may have a material adverse effect on our business, results of operations and financial condition.

For a more detailed discussion of our liquidity and capital resources, see “Operating and Financial Review and Prospects – Management’s Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2010.

If we acquire additional businesses, it may lead to increased expenditures and integration costs, and could strain management, financial, and operational resources.

Between 2007 and 2009, we acquired related complementary businesses in an effort to expand capacity, enter new markets and diversify our sources of revenue.  These expenditures have strained and any future acquisitions may strain management, financial and operational resources.  While we do not currently anticipate any future acquisitions, any future acquisitions may also result in potentially dilutive issuances of equity securities, incurring of additional debt, the assumption of known and unknown liabilities, the amortization of expenses related to intangible assets and the impairment of goodwill, all of which could harm our business, financial condition and operating results.  Acquisitions in foreign countries may pose additional problems, and we may experience inefficiencies in conducting our business as we integrate new operations and manage geographically dispersed operations.  Also, the acquired businesses may not yield the income and levels of activity we expected them to yield, which may result in losses.

Additionally, we may not succeed in retaining or hiring qualified management, sales, customer support, and technical personnel to integrate acquired operations, manage future growth effectively and accomplish our overall objectives.  Competition for qualified personnel is intense.  If we expand too fast, or fail to integrate our recently acquired businesses or other new businesses, or lose key personnel from our recently acquired businesses or other businesses, it could have a material adverse effect on our business, prospects and financial condition.

The market for data capture systems and automatic form processing systems is highly competitive.

The market for data capture systems in general, and for automatic form processing systems in particular, is characterized by intense competition, significant price erosion over the life of the product and rapidly changing business conditions, customer requirements and technology.  Our products compete with those developed and marketed by numerous well-established companies including EMC (Captiva Software), Kofax (formerly, Dicom Group), Readsoft, IBM, Mitek, Banctec, AnyDoc, OCE, eCopy, Fairfax, Global360, Ikon, Itesoft, Parascript, Scansoft, Scan Optics, ABBYY, SER, and A2iA, as well as with manual data entry systems.  Many of our competitors have longer operating histories and greater financial resources than we do.  Furthermore, certain of these competitors are industry leaders with the financial resources necessary to enable them to withstand substantial price competition or downturns in the market for computer software.  The fact that our resources are more limited places us at a significant disadvantage.  This risk is particularly acute during difficult economic times.

If we are unable to achieve and maintain a leading position and to build awareness of our brands, we may not be able to compete effectively against competitors with greater name recognition and our sales could be adversely affected.

If we are unable to economically achieve and maintain a leading position in data recognition software or to promote and maintain our brands, our business, results of operations and financial condition could suffer.  Development and awareness of our brands will depend largely on our success in increasing our customer base.  In order to attract and retain customers and to promote and maintain our brands in response to competitive pressures, we may be required to increase our marketing and advertising budget or increase our other sales expenses.  There can be no assurance that our efforts will be sufficient or that we will be successful in attracting and retaining customers or promoting our brands.  Failure in this regard could harm our business and results of operations.

A slowdown in our customers’ industries could adversely impact the sale of our products and our prospects of achieving or maintaining profitability.

A slowdown in the industries to which we sell our products would likely result in significantly reduced product demand, erosion of selling prices and overcapacity.  Such a downturn could materially reduce demand for the products and technology that we offer.  In addition, our ability to reduce expenses in response to any downturn or slowdown in such industries may be limited because of:

•	our continuing need to invest in research and development;

•	our capital equipment requirements; and

•	marketing requirements.

Our success depends on our strategic marketing relationships and the marketing and distribution efforts of our distributors and other strategic partners.

Our business and prospects depend upon our ability to maintain our existing, and to develop additional, strategic marketing relationships and upon the marketing and distribution efforts of our distributors and other strategic partners.  The loss or diminishment of our relationship with any one of our significant strategic partners could have a material and adverse effect on our existing operations and growth prospects.  We normally attempt to recruit distributors with established distribution channels and reputations for marketing and installing document imaging, data capture and workflow systems to market our products. We cannot assure you that we will be able to develop or maintain such relationships.

Our industry is marked by rapid technological changes and frequent new or updated product introductions, and if we do not respond to such rapid technological changes, new product introductions and enhancements and evolving industry standards, our products and services could become obsolete.

Our ability to compete will depend upon our ability to offer state-of-the-art products in a timely and cost-effective manner.  Our product decisions must anticipate the changing demand for products.  If we are unable to develop, modify and enhance our existing technology to respond to such changing standards and customer demands, our business could be adversely affected.  In addition, the development of new technologies, new product introductions or enhancements by our competitors could adversely affect our sales.

We have had a history of losses and may incur future losses.

Since our inception in March 1991, we have incurred net losses in every year other than in 1995, 1997, 1998, 2006 and 2008, and our losses may continue.  For the year ended December 31, 2010, we had an accumulated deficit of $25,999 thousand and a net loss of $460 thousand. We plan to maintain the level of our aggregate product development expenses. We cannot assure you that our revenues will grow or that we will achieve positive profitability in the future. Failure to increase revenues could result in a material adverse effect on our business, prospects and financial results.

Large customers constitute a significant portion of our orders.

Sales to large customers have historically accounted for a significant part of our sales.  Although in 2010 and 2008 we had no customer who accounted for more than 10% of our total revenues, in 2009 sales to one customer accounted for 11% of our total revenue. If we are unable in the future to complete sales to large customers or diversify our client base, our business, prospects and financial results could be adversely affected.

Our success depends on our key personnel.

Our success depends upon the contributions of our executive officers and other key personnel.  All of our key management and technical personnel have expertise, which is in high demand among our competitors, and the loss of any of these individuals could cause our business to suffer.  We do not as a general matter maintain key person life insurance policies on our officers, directors and key employees.

Our solutions require a sophisticated sales effort targeted at senior management of our prospective customers.  New employees in our sales department require extensive training and typically take several months to achieve full productivity.  There is no assurance that new sales representatives will ultimately become productive.  If we were to lose qualified and productive sales personnel, our revenues could be adversely impacted.

Our success depends on our proprietary software technology.

Our success depends upon our proprietary software technology.  Although we believe that our technology has been developed independently and does not infringe on the proprietary rights of others, we cannot assure you that the technology does not and will not infringe or that third parties will not assert infringement claims against us in the future.  In the case of infringement, we would, under certain circumstances, be required to modify our products or obtain a license.  We cannot assure you that we would be able to do so either in a timely manner under acceptable terms and conditions or at all, or that we will have the financial or other resources necessary to defend successfully a patent infringement or other proprietary rights infringement action.  Further, even if we were not infringing, intellectual property litigation is expensive and time consuming for management.  Furthermore, if our products or technologies are deemed to infringe upon the rights of others, or if infringement claims are asserted against third parties whom we are obligated to indemnify, we could become liable for damages, which could have a material adverse effect on us.

 We license components of our software systems and technology from third parties in reliance on such parties’ representations as to ownership of the licensed intellectual property.  If our licensors are found not to own or have rights to sublicense such rights to us and we are unable to replace the licensed technology with a comparable substitute, there could be a material adverse effect on our business prospects and financial results.  Even if we were to replace licensed technology with available alternatives, it could take time to identify the best replacement and integrate it into our software.  The delay and uncertainty could negatively impact our financial results.

 Yehezkel Yeshurun, our former Chief Scientist and our former member of our board of directors, was, at the time of his employment with us (which terminated in January 2001), a Professor of the Tel Aviv University Computer Science Department, referred to as the University, where he conducted research in the areas of computer vision, neural computation and robotics. While the University consented to Prof. Yeshurun’s employment by us and has not asserted any claim that intellectual property developed by Prof. Yeshurun on our behalf belongs to the University, the University has not acknowledged our rights to any intellectual property developed by Prof. Yeshurun.  We cannot assure you that the University will not assert a claim for such intellectual property rights in the future or that the University does not have any rights to such intellectual property.

Our inability to protect our intellectual property could adversely affect our competitive position and, consequently, our business and operations.

Our success depends on our ability to protect our intellectual property. We rely upon trade secret protection, employee and third-party nondisclosure agreements and other intellectual property protection methods to protect our confidential and proprietary information.  Despite these efforts, we cannot be certain that others will not otherwise gain access to our trade secrets or copy and use information that we regard as proprietary without our authorization.  We have not obtained any patents and we cannot assure you that we will obtain any patents.  In addition, we cannot assure you that:

•	any patents which we may obtain will be broad enough to protect our technology, will provide us with competitive advantages or will escape challenge or invalidation by third parties; or

•	others will not independently develop similar products, duplicate our products or, if patents are issued to us, design around these patents.

Further, the laws of foreign jurisdictions where we sell and seek to sell our products may afford little or no protection of our intellectual property rights.  We cannot assure you that the protection provided to our intellectual property rights by the laws and courts of foreign nations will be substantially similar to the remedies available under U.S. law.

Our products may contain defects, damaging our reputation, causing a loss of customers, requiring us to allocate significant time and financial resources to correct, and potentially resulting in liability claims.

Our products may contain undetected errors or defects, particularly when first introduced or when new versions or enhancements are released.  In the past, we have discovered minor software bugs in certain products after they were released to the market.  Such errors or defects could require us to divert financial and other resources to correct the problems.

In addition, our products are combined with complex products developed by other vendors.  As a result, should problems occur, it may be difficult to identify the source or sources of the problems.  Defects and errors, or end-user perception of defects and errors, found in current versions, new versions or enhancements of these products after commencement of commercial shipments may result in:

•	damage to brand reputation;

•	loss of customers;

•	delay in market acceptance of current and future products;

•	diversion of development and engineering resources to correct defects or errors; and

•	warranty or product liability claims.

Although we have product liability insurance, defects, errors or successful product liability claims against us could have a material adverse effect on our business, prospects and financial results.

We engage in international sales, and our operations may be adversely affected by risks associated with doing business in different countries.

We have significant operations in foreign countries, including research and development, sales and customer support operations.  Currently, in addition to our operations in the United States, we have significant operations in Israel, the United Kingdom, Germany and Singapore.  Our international sales and other operations are subject to risks inherent in doing business in foreign countries, including, but not limited to:

•	domestic and foreign customs and tariffs or other trade barriers;

•	potential staffing difficulties and labor disputes;

•	managing and obtaining support and distribution for local operations;

•	difficulty in enforcing agreements through the different legal systems of the countries in which we operate;

•	customers in the various countries in which we operate may have long payment cycles;

•	seasonal reductions in business activity in certain parts of the world;

•	restrictions on our ability to repatriate earnings from countries in which we operate;

•	credit risk and financial conditions of local customers and distributors;

•	potential difficulties in protecting intellectual property;

•	potential imposition of restrictions on investments;

•	potentially adverse tax consequences;

•	foreign currency exchange restrictions and fluctuations;

•	natural disasters; and

•	local political and social conditions, including the possibility of hyperinflationary conditions, terrorism and political instability in certain countries.

Approximately 66% of our revenues in 2010 were generated from sales made in Europe. If this trend continues, we may be more particularly exposed to the risk of losing business and revenues as a result of trade restrictions imposed by the European Union.

We may not be successful in developing and implementing policies and strategies to address the foregoing risks in a timely and effective manner at each location where we do business.  Consequently, the occurrence of one or more of the foregoing factors could have a material adverse effect on our international operations or upon our financial condition and results of operations.

We may be adversely impacted by fluctuations in currency exchange rates.

We maintain operations and generate revenues in a number of countries.  The results of operations and the financial position of our local operations are generally reported in the relevant local currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, exposing us to currency translation risk.  In addition, we are exposed to currency transaction risk because some of our expenses are incurred in a different currency from the currency in which our revenues are received.  Our most significant currency exposures are to the Euro, New Israeli Shekel, British Pound, Singapore dollar and Japanese yen. In periods when the U.S. dollar weakens against these other currencies, our reported results of operations may be adversely affected. Although from time to time we may purchase forward exchange contracts to reduce currency transaction risk, these purchases will not eliminate translation risk or all currency risk.

In addition, our convertible debentures issued in December 2006 are payable in NIS and are linked to U.S dollar with a floor on the NIS/U.S Dollar exchange rate of 4.2. Since the date of issuance of the debentures, the U.S. dollar has fluctuated significantly against the NIS. We might need to use more U.S. dollars to make the payments of the debentures, if the U.S. dollar loses value against NIS while the debentures are payable.

 Political, economic and military conditions in Israel may adversely affect our ability to develop, manufacture and market our products.

Because our principal offices are located in Israel, political, economic and military conditions in Israel directly affect our operations.  Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors.  A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel.  There has been a marked increase in such hostility and a significant deterioration of Israel’s relationship with the Palestinian community since October 2000, and especially since Hamas, an Islamic movement responsible for many attacks against Israelis, has led the government of the Palestinian Authority.  In 2010, events and developments related to the Israeli-Palestinian conflict have also led to a deterioration of Israel’s relations with Turkey, with whom Israel currently has a free trade agreement.  In addition, the first few months of 2011 have been marked by increasing instability in neighboring Arab countries including Egypt, Syria, Jordan, Tunisia, Libya, Bahrain and Yemen culminating in the ouster of certain leaders in some of those countries.  Continuing or escalating instabilities and hostilities in the region or curtailment of trade between Israel and its present trading partners may have an adverse effect on our business conditions, including our ability to develop, manufacture and market our products.

Our operations may be disrupted by the obligation of key personnel to perform military service.

Some of our executive officers and employees in Israel are obligated to perform military reserve duty annually.  Moreover, in the event of armed conflict in which Israel is involved or the threat of such conflict, our executive officers and employees might be called for active military duty for an unlimited period of time. Increased military activity could also result in a reduction of prospective qualified employees available to work for us to expand our business or replace employees on active military duty.  Our operations could be disrupted by the absence for a significant period of time of our executive officers or key employees as a result of military service.  Any disruption in our operations could adversely affect our ability to develop and market products.

We may not be able to expand our personnel or marketing efforts quickly enough to support our growth.

To the extent that our efforts to generate new business and increase demand for our products and services are successful, we will need to accurately estimate our need for personnel or marketing and customer support, or we may not be able to support our future growth.  For example, if we are successful in our efforts to obtain significant orders for our products, we may be required to install and service, on a timely basis, large numbers of installations at our customers’ locations.  We cannot assure you that we will be able to provide such services on adequate terms and conditions or at all.  Furthermore, in order to remain competitive and keep our products up to date, we need to continue to attract and retain a qualified team of employees.  If we fail to obtain the human resources our business requires, there could be a material adverse effect on our business, prospects, and financial results.

Government grants we received for research and development expenditures may be reduced or eliminated in the future due to Israeli government budget cuts.  Furthermore, our receipt of such grants limits our ability to develop products and transfer technologies outside of Israel, and requires us to satisfy specified conditions.

In the past, we have received grants from the government of Israel through the Office of the Chief Scientist of the Ministry of Industry Trade and Labor, or the OCS, under the Law for the Encouragement of Industrial Research and Development, 1984 for the financing of a portion of our research and development expenditures in Israel.  The Israeli government may decide not to continue the program in the future at its current level or to terminate it altogether.  The terms of the OCS grants limit our ability to develop products and transfer technologies outside of Israel without the prior approval of the OCS if such products or technologies were developed using OCS grants.  Such approval, if granted, will generally be subject to additional financial obligations.  In addition, if we fail to comply with any of the conditions imposed by the OCS, including the payment of royalties with respect to grants received, we may be required to refund any payments previously received from the OCS, together with interest and penalties.

If we fail to satisfy the conditions specified under Israeli law, we may be denied benefits to which we are currently entitled or may be entitled to in the future.

Our facilities in Israel have been granted “Approved Enterprise” and “Privileged Enterprise” status under The Law for the Encouragement of Capital Investments, 1959, as amended, or the Investment Law.  The benefits available to an Approved Enterprise are normally in the form of favorable tax rates and are dependent upon the continuing fulfillment of ongoing conditions stipulated under applicable law and in the certificate of approval.  If we fail to comply with these conditions, in whole or in part, benefits from tax exemptions or reduced tax rates would likely be denied us in the future.

On April 1, 2005, an amendment to the Investment Law came into effect.  The amendment revised the criteria for investments qualified to receive tax benefits.  An eligible investment program under the amendment will qualify for benefits as a Privileged Enterprise (rather than the previous terminology of Approved Enterprise).  Among other things, the amendment provides tax benefits to both local and foreign investors and simplifies the approval process.  The amendment does not apply to investment programs approved prior to December 31, 2004.  The new tax regime applies to new investment programs only.  We believe that we are currently in compliance with these requirements.  However, if we fail to meet these requirements, we would be subject to corporate tax in Israel at the regular statutory rate (25% for 2010).  For the year 2010, our investment plan has been categorized under the above amendment, and the tax benefits under this investment plan are scheduled to gradually expire by 2020.

 In January 2011, the Knesset passed the Law for Economic Policy for 2011 and 2012 (Amended Legislation), 2011, which prescribed, among other things, an amendment to the Investment Law. The amendment became effective as of January 1, 2011. According to the amendment, the benefit tracks in the Investment Law were modified and a flat tax rate applies to our entire preferred income. We will be able to opt to apply the amendment (the waiver is non-recourse) and from then on will be subject to the amended tax rates that are:

•	2011 and 2012 - 15% (in development area A - 10%),

•	2013 and 2014 - 12.5% (in development area A - 7%)

•	2015 and thereafter - 12% (in development area A - 6%)

We may choose not to apply the above amendment, in which case we will remain subject to the Investment Law as in effect prior to the amendment until the expiration of our current investment programs. We are examining the possible effect, if any, of the amendment on our financial statements.

The application and/or amendment of Israeli laws or laws of other countries may adversely affect our ability to enforce judgments or other rights.

Because our principal offices are located in Israel, we are subject to Israeli law.  Many of our contracts with third parties are subject to the laws of other jurisdictions.  We cannot assure you that any judgments granted in the United States or any jurisdiction other than Israel would be capable of enforcement or execution in Israel.  Nor can we assure you that any of our contracts pursuant to the laws of any foreign country are enforceable by us.  The inability to enforce or execute judgments or other rights and/or the possibility of the laws of various jurisdictions being amended from time to time may have a material adverse effect on our business, prospects, and financial condition.

Under current Israeli law, we may not be able to enforce covenants not to compete, and, therefore, we may be unable to prevent competitors from benefiting from the expertise of some of our former employees.

In general, we have entered into non-competition agreements with our employees in Israel. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. Under current law, we may be unable to enforce these agreements, and it may be difficult for us to restrict our competitors from gaining the expertise that our former employees gained while working for us. For example, Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer that have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or its intellectual property. If we cannot demonstrate that harm would be caused to our material interests, we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

The economic impact in Japan of the devastation caused by the massive earthquake and tsunami of March 2011 could materially adversely affect our business and results of operations.

On March 11, 2011, a massive earthquake off the eastern coast of Japan triggered a tsunami tidal wave that devastated much of the city of Sendai and large areas of coastal north-eastern Japan, causing thousands of deaths, catastrophic damage and destruction of the local infrastructure, as well as a potential nuclear disaster.  It is too early to predict the long-term impact of this disaster on the economy of Japan and elsewhere. Our net sales in Japan constituted approximately 7% of our total net revenues for the year ended December 31, 2010 and a slow-down in the Japanese economy could have an adverse effect on our business and results of operations.  Our net assets in Japan constituted approximately 3% of our total net assets as of December 31. 2010. The amount of account receivables that were not collected after the earthquake date is not significant.

REASONS FOR THE OFFER AND USE OF PROCEEDS

We are required by the terms of the Registration Rights Agreement entered into with the investors in the private placement to file a registration statement on Form F-3, of which this prospectus forms a part, to cover the resale of the ordinary shares sold in the private placement and the ordinary shares issuable upon the exercise of the warrants issued in connection with the private placement.  The ordinary shares being offered by this prospectus are solely for the account of the selling securityholders.  We will bear all costs, fees and expenses incurred by us in effecting the registration of ordinary shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and accountants.

We will not receive any proceeds from the sale of the ordinary shares offered by this prospectus.  We may, however, receive proceeds of up to $971,850 in the event that all warrants issued to the selling securityholders in connection with the private placement are exercised in cash.  Such proceeds, if any, will be used for our working capital and other general corporate purposes.

PRICE RANGE OF OUR ORDINARY SHARES AND DIVIDEND POLICY

Price Range of Our Ordinary Shares

The following table sets forth the high and low market prices for our ordinary shares on NASDAQ and the TASE, for the periods indicated:

	NASDAQ (U.S. $)		TASE(1) (NIS)
	High	Low	High	Low
Year Ended
December 31, 2006	$4.44	$2.80	1,755.0	1,525.0
December 31, 2007	$4.25	$1.74	2,300.0	696.0
December 31, 2008	$2.31	$0.21	968.2	265.0
December 31, 2009	$0.90	$0.40	399.0	218.0
December 31, 2010	$1.37	$0.63	538.0	225.0

Quarter Ended
March 31, 2009	$0.80	$0.40	389.0	257.0
June 30, 2009	$0.75	$0.50	287.7	270.0
September 30, 2009	$0.90	$0.58	399.0	270.0
December 31, 2009	$0.87	$0.56	360.0	218.0
March 31, 2010	$1.20	$0.65	538.0	225.0
June 30, 2010	$1.04	$0.65	399.0	272.0
September 30, 2010	$1.01	$0.63	357.5	334.0
December 31, 2010	$1.37	$0.82	450.0	356.9
March 31, 2011	$1.47	$0.76	430.0	370.1
June 30, 2011	$3.25	$1.10	1,195.0	346.0
September 30, 2011 (through July 11, 2011)	$2.60	$2.16	800.0	800.0

Month Ended
January 31, 2011	$1.23	$1.12	417.0	370.1
February 28, 2011	$1.25	$1.08	417.0	390.0
March 31, 2011	$1.47	$0.76	430.0	405.0
April 30, 2011	$1.28	$1.10	430.0	346.0
May 31, 2011	$3.25	$1.22	1,195.0	400.0
June 30, 2011	$2.35	$1.79	990.0	800.0
July 31, 2011 (through July 11, 2011)	$2.60	$2.16	800.0	800.0
_________________

(1)
Our ordinary shares were dual-listed on the TASE on December 3, 2006 in addition to being listed on NASDAQ.  Prices for the year ended December 31, 2006 on the TASE reflect prices for the period from December 3, 2006 through December 31, 2006.

Since the date of dual-listing on the TASE, there has been only limited and sporadic trading activity in our ordinary shares.  On July 11, 2011, the closing price of our ordinary shares on NASDAQ and the TASE was $2.36 per share and New Israeli Shekel, or NIS, 800 per share, respectively.

Dividend Policy

To date, we have not paid any dividends on our ordinary shares.  The payment of dividends in the future, if any, is within the discretion of the board of directors and will depend upon our earnings, our capital requirements and financial condition and other relevant factors.  We do not anticipate declaring or paying any dividends in the foreseeable future.

We obtained the status of “Approved Enterprise” and “Privileged Enterprise” under the Investment Law, under which we may take advantage of certain tax exemptions. If we distribute a cash dividend from income which derived from the Approved and Privileged Enterprise during the tax exemption period, we would have to pay corporate tax at a rate of up to 25% on the amount equal to the amount distributed and on the amount of corporate tax which would have been due in the absence of the tax exemption, in addition to withholding tax on such dividends paid.  For further description of the conditions limiting our ability to declare and pay dividends, see “Item 10. Additional Information —Israeli Taxation, Foreign Exchange Regulation and Investment Programs” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2010.

The distribution of dividends may also be limited by the Companies Law, which permits the distribution of dividends only out of retained earnings or earnings derived over the two most recent fiscal years, whichever is higher, provided that there is no reasonable concern that payment of a dividend will prevent a company from satisfying its existing and foreseeable obligations as they become due. Our articles of association provide that dividends will be paid at the discretion of, and upon resolution by, our board of directors, however, the board of directors at its discretion may transfer the decision in this matter to the shareholders.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of March 31, 2011 on an actual basis and on an as adjusted basis to give effect to the sale and issuance of 1,425,000 ordinary shares and warrants to purchase 441,750 ordinary shares on June 13, 2011.  The information in this table should be read in conjunction with and is qualified by reference to the consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	As of March 31, 2011
	Actual	As Adjusted
	(in thousands, except share and per share data)
Current Portion of Long-Term Debt:
Current maturity of convertible debentures	$1,626	$1,626
Total Current Portion of Long-Term Debt	$1,626	$1,626

Long-Term Debt:
Convertible debentures	$4,051	$4,051
Long-Term Debt	$4,051	$4,051

Shareholders’ Equity:
Ordinary shares, NIS 0.04 par value; 125,000,000 authorized; 9,430,424 issued and outstanding actual; 10,855,424 issued and outstanding as adjusted	$103	$120
Additional paid-in capital	31,363	34,002
Accumulated other comprehensive loss	(809)	(809)
Accumulated deficit	(25,263)	(25,263)
Total Shareholders’ Equity	$5,394	$8,050

Total Capitalization	$11,071	$13,727

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

As of March 31, 2011 and July 11, 2011, our authorized share capital was NIS 5,000,000, divided into 125,000,000 ordinary shares, par value NIS 0.04 each.

As of July 11, 2011, 10,855,424 ordinary shares were issued and outstanding. As of July 11, 2011, there were approximately 34 shareholders of record of our ordinary shares.  All our ordinary shares rank pari passu in all respects, and all our issued and outstanding ordinary shares are fully paid and non-assessable.

Stock Options

As of July 11, 2011, there were options outstanding to purchase 905,614 ordinary shares under our employee stock option plans, referred to as option plans.  The weighted average exercise price of these options is $1.45 per ordinary share, and their expiration date ranges from November 2011 to June 2021.  As of July 11, 2011, up to 839,376 additional ordinary shares were reserved for issuance under our option plans. During the past three fiscal years, we granted options to purchase 299,700 ordinary shares pursuant to option plans.  In addition, as part of our repricing plan, on January 1, 2009, we granted options to purchase 641,390 ordinary shares in exchange for options to purchase 1,071,300 ordinary shares. In the last three fiscal years, we issued 16,550 ordinary shares upon the exercise of stock options.  During the first two fiscal quarters of 2011, we granted options to purchase 140,000 ordinary shares and issued 29,786 ordinary shares upon the exercise of stock options pursuant to our options plans.

Shares Issued Pursuant to Consulting Agreement

In February 2010, we issued 75,000 ordinary shares to a consultant pursuant to the terms of our Consulting Services Agreement, dated November 10, 2009, referred to as the Consulting Services Agreement.  The Consulting Services Agreement provided that in the event our ordinary shares traded at a closing price of at least $1.05 at any date before February 1, 2010 and continued to trade at a closing price above $1.05 for twenty out of thirty consecutive trading days, then we would issue the consultant 75,000 shares.  This provision was triggered in February of 2010.

The Consulting Services Agreement provided the consultant with “piggy-back” registration rights to require us to register, subject to certain exceptions, any shares issued to the consultant on any registration statement filed by us with the SEC with respect to our ordinary shares.  The consultant’s registration rights expired when the ordinary shares issued to the consultant became eligible for resale pursuant to Rule 144 under the Securities Act.

The Private Placement

General

On June 13, 2011, we closed the private placement, pursuant to which we sold an aggregate of 1,425,000 ordinary shares at a price of $2.00 per share and issued warrants to purchase up to an aggregate of 356,250 ordinary shares at an exercise price of $2.20 per share. In connection with the private placement, we also issued to the placement agent and its affiliates warrants to purchase a total of 85,500 ordinary shares at an exercise price of $2.20 per share.

We are prohibited by the terms of the Securities Purchase Agreement, dated June 6, 2011, that we entered into with investors in connection with the private placement, which we refer to as the Securities Purchase Agreement, from issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any ordinary shares or securities convertible into or exercisable or exchangeable for ordinary shares, except for certain exempt issuances, from the closing date until 60 days after the earliest of:

•	the date the registration statement on Form F-3, of which this prospectus is a part, is declared effective by the SEC;

•
the date all of the ordinary shares issued in the private placement or issuable upon the exercise of the warrants may be or have been sold pursuant to Rule 144 under the Securities Act without volume, manner-of-sale or current public information restrictions; or

•
the date following the one year anniversary of the closing of the private placement, provided that a securityholder is not our affiliate, on which all of the ordinary shares issued in the private placement or issuable upon the exercise of the warrants may be sold pursuant to an exemption from registration under Section 4(1) of the Securities Act without volume or manner-of-sale restrictions.

In addition, the Securities Purchase Agreement prohibits us, until such time as no investor in the private placement holds any of the warrants, from effecting or entering into an agreement to effect any issuance by us or any or our subsidiaries of ordinary shares or securities convertible into or exercisable or exchangeable for ordinary shares for cash consideration involving a transaction in which we:

•
issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional ordinary shares either (a) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for our ordinary shares at any time after the initial issuance of such debt or equity securities, or (b) with a conversion price, exercise price or exchange rate that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for our ordinary shares; or

•	enter into any agreement, including, but not limited to, an equity line of credit, whereby we may sell securities at a future determined price.

Warrants

In connection with the private placement, we issued to the investors warrants to purchase up to 356,250 ordinary shares at an exercise price of $2.20 per share.  The warrants become exercisable on the six-month anniversary of the closing of the private placement, and will expire on the fifth anniversary of the closing of the private placement.  In addition, we issued warrants to purchase up to 85,500 ordinary shares in the aggregate to the placement agent and its affiliates with the same terms, including the exercise price, vesting date and expiration date, as those warrants issued to the investors.  Each warrant entitles the holder to purchase one ordinary share.  If, at any time following the earlier of the six month anniversary of June 6, 2011 and the completion of the then-applicable Rule 144 holding period, there is not an effective registration statement registering the ordinary shares issuable upon the exercise of the warrants, the warrants may only be exercised on a cashless basis.

The warrants may not be exercised to the extent that, following such exercise, the holder of the warrants would beneficially own in excess of 4.99% of our outstanding ordinary shares.  This limitation may be increased or decreased by the holder of the warrants, provided that in no event will such holder’s beneficial ownership limitation exceed 9.99% of our outstanding ordinary shares.  The exercise price and the number of ordinary shares issuable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including share dividends, share splits, reverse share splits and share reclassifications.  Holders of the warrants do not have voting, dividends or other rights as our shareholders until such warrants are exercised.

Registration Rights Agreement

We also entered into a Registration Rights Agreement with the investors in the private placement, pursuant to which we were required to file a registration statement on Form F-3, of which this prospectus forms a part, within 40 days of June 13, 2011 to cover the resale of the ordinary shares sold in the private placement and the ordinary shares issuable upon exercise of the warrants issued in the private placement.

If (i) we fail to file with the SEC a request for acceleration of the effective date of the registration statement within 5 trading days of the date that we are notified by the SEC that the registration statement will not be reviewed or will not be subject to further review, (ii) we fail to respond to the SEC’s comments to the registration statement by filing a pre-effective amendment or otherwise responding in writing within 10 trading days after the receipt of comments from the SEC or notice from the SEC that such pre-effective amendment is required in order for the registration statement to be declared effective, (iii) the registration statement is not declared effective 90 days after June 13, 2011, or, in the event the SEC reviews and issues comments on the registration statement, 150 days after June 13, 2011, or (iv) after the effective date of the registration statement, such registration statement ceases to remain continuously effective or the selling securityholders are otherwise not permitted to utilize the prospectus to sell the registered securities for more than 30 consecutive calendar days or more than an aggregate of 45 calendar days (which need not be consecutive) during any 12-month period, we will pay to the investors as partial liquidated damages an amount calculated pursuant to the following formula:

2.0%	x	the number of ordinary shares held by the investor not covered by an effective registration statement	x	the aggregate purchase price paid by the investor in the private placement the total number of ordinary shares held by the investor

provided that in the event that none of the ordinary shares are then covered by an effective registration statement, the damages will be two percent (2.0%) of the aggregate purchase price paid by the investor in the private placement.  Such amounts will be payable on a monthly basis until the default is cured, with maximum damages of 10% of the aggregate purchase price paid by the investor in the private placement.

We will not be required to maintain the effectiveness of the registration statement pursuant to the Registration Rights Agreement if the ordinary shares offered by this prospectus (a) have been sold in accordance with an effective registration statement, (b) have been sold in accordance with Rule 144 under the Securities Act, or (c) are eligible for resale without volume or manner-of-sale restrictions and without current public information restriction pursuant to Rule 144.

If the SEC limits the number of ordinary shares that may be registered for resale pursuant to Rule 415 under the Securities Act, we are entitled to exclude such disallowed ordinary shares on a pro rata basis among the selling securityholders, with first priority given to the ordinary shares and second priority given to the ordinary shares issuable upon exercise of the warrants.

Placement Agent

Rodman acted as placement agent in connection with the private placement.  For the placement agent’s services, we paid a cash commission equal to 6.0% of the aggregate purchase price paid by the investors in the private placement and issued warrants to purchase 6.0% of the number of ordinary shares issued in the private placement with the same terms and conditions, including, but not limited to, registration rights, as the warrants issued to the investors in the private placement.  We also agreed to reimburse Rodman for up to $20,000 of expenses incurred in connection with the private placement and to indemnify Rodman against certain liabilities, including liabilities under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company.

Listing on NASDAQ and TASE

Our ordinary shares are listed on NASDAQ under the symbol “TISA” and on the TASE under the symbol “TISA-L.”

SELLING SECURITYHOLDERS

This prospectus covers the offering for resale from time to time by the selling securityholders named in this prospectus or in a prospectus supplement of:

•	up to 1,425,000 issued and outstanding ordinary shares sold in the private placement;

•	up to 356,250 ordinary shares issuable upon the exercise of the warrants issued to the investors in the private placement; and

•	up to 85,500 ordinary shares issuable upon the exercise of the warrants issued to the placement agent and its affiliates in connection with the private placement.

As used in this prospectus, a “selling securityholder” includes any donee, pledgee, assignee or other transferee or successor-in-interest selling ordinary shares received from the named selling securityholder after the date of this prospectus.

Pursuant to the Registration Rights Agreement executed in connection with the private placement, we have filed with the SEC a registration statement on Form F-3, of which this prospectus forms a part, under the Securities Act to register these resales.  The selling securityholders identified in the table below may from time to time offer and sell under this prospectus any or all of the ordinary shares described under the column “Number of Ordinary Shares Offered Hereby” in the table below.

The table below has been prepared based upon the information furnished to us by the selling securityholders through July 11, 2011.  The selling securityholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act.  Information concerning the selling securityholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly.

Any selling securityholders who are broker-dealers or affiliates of broker-dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling securityholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.  The selling securityholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their ordinary shares.

The following table sets forth the name and address of each selling securityholder and the number of our ordinary shares beneficially owned by the securityholder before this offering.  The number of shares disclosed in the table below as beneficially owned are those beneficially owned as determined under the rules of the SEC, except that for the purposes of this table, warrants are deemed to be exercisable within 60 days of July 11, 2011.  Such information is not necessarily indicative of ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a selling securityholder and the percentage of ownership of that selling securityholder, ordinary shares underlying warrants, options or convertible debentures, if any, held by that selling securityholder that are exercisable or convertible, as the case may be, within 60 days of July 11, 2011 are included.  The shares issuable upon the exercise of any options or warrants or conversion of convertible debentures, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling securityholder.  The table also assumes the sale of all of the shares registered for resale by the selling securityholders pursuant to this prospectus.  Each selling securityholder’s percentage of ownership in the following table is based upon 10,855,424 ordinary shares outstanding as of July 11, 2011.

None of the selling securityholders held any position or office or had any other material relationship with us or with any of our predecessors or affiliates within the past three years.

	Ordinary Shares Beneficially Owned Prior to the Offering			Ordinary Shares Beneficially Owned After the Offering
Name and Address	Number of Shares	Percent (%)	Number of Ordinary Shares Offered Hereby	Number of Shares	Percent (%)

Alpha Capital Anstalt(1) c/o LH Financial Services Corp. 150 Central Park South, 2nd Floor New York, NY 10019	312,500	2.9	312,500	0	—

Carpe Diem Capital Management LLC(2) 3400 N. Lake Shore Drive #2A Chicago, IL 60657	168,750	1.5	168,750	0	—

Connective Capital I Master Fund, Ltd.(3) 385 Homer Ave. Palo Alto, CA 94301	62,500	*	62,500	0	—

Cranshire Capital, LP(4) 3100 Dundee Road, Suite 703 Northbrook, IL 60062	281,250	2.6	281,250	0	—

Freestone Advantage Partners, LP(5) 3100 Dundee Road, Suite 703 Northbrook, IL 60062	31,250	*	31,250	0	—

GCA Strategic Investment Fund Limited(6) c/o Global Capital Advisors P.O. Box 457, Estate Manning Bay Frederiksted USVI 00841	312,500	2.9	312,500	0	—

Iroquois Master Fund Ltd.(7) 641 Lexington Avenue, 26th Floor New York, NY 10022	312,500	2.9	312,500	0	—

Pyramid Trading Limited Partnership(8) 111 West Jackson Blvd., 20th Floor Chicago, IL 60604	300,000	2.8	300,000	0	—

Rodman & Renshaw, LLC(9) 1251 Avenue of the Americas 20th Floor New York, NY 10020	55,575	*	55,575	0	—

Noam Rubinstein(10) c/o Rodman & Renshaw, LLC 1251 Avenue of the Americas 20th Floor New York, NY 10020	12,825	*	12,825	0	—

Craig Schwabe(11) c/o Rodman & Renshaw, LLC 1251 Avenue of the Americas 20th Floor New York, NY 10020	17,100	*	17,100	0	—

______________

*	Less than one percent.

(1)
The number of ordinary shares beneficially owned prior to the offering and offered hereby represents (i) 250,000 ordinary shares, and (ii) 62,500 ordinary shares issuable upon exercise of warrants.  The selling securityholder has advised us that the natural person that has voting and investment power over these securities is Konrad Ackermann, the director of Alpha Capital Anstalt.

(2)
The number of ordinary shares beneficially owned prior to the offering and offered hereby represents (i) 125,000 ordinary shares, and (ii) 43,750 ordinary shares issuable upon exercise of warrants.  The selling securityholder has advised us that the natural person that has voting and investment power over these securities is John Ziegelman, the president of Carpe Diem Capital Management LLC.

(3)
The number of ordinary shares beneficially owned prior to the offering and offered hereby represents (i) 50,000 ordinary shares, and (ii) 12,500 ordinary shares issuable upon exercise of warrants.  The selling securityholder has advised us that the natural person that has voting and investment power over these securities is Robert Romero, the portfolio manager for Connective Capital I Master Fund, Ltd.

(4)
The number of ordinary shares beneficially owned prior to the offering and offered hereby represents (i) 225,000 ordinary shares, and (ii) 56,250 ordinary shares issuable upon exercise of warrants.  The selling securityholder has advised us that Downsview Capital, Inc., referred to as Downsview, is the general partner of Cranshire Capital, L.P., referred to as Cranshire, and consequently has voting control and investment discretion over securities held by Cranshire.  Mitchell P. Kopin, the President of Downsview, has voting control over Downsview.  As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership of the securities beneficially owned by Cranshire.

(5)
The number of ordinary shares beneficially owned prior to the offering and offered hereby represents (i) 25,000 ordinary shares, and (ii) 6,250 ordinary shares issuable upon exercise of warrants.  The selling securityholder has advised us that Downsview is the investment manager for a managed account of Freestone Advantage Partners, LP and consequently has voting control and investment discretion over securities held in such account.  Mitchell P. Kopin, the President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership of the securities held in such account.

(6)
The number of ordinary shares beneficially owned prior to the offering and offered hereby represents (i) 250,000 ordinary shares, and (ii) 62,500 ordinary shares issuable upon exercise of warrants.  The selling securityholder has advised us that the natural person that has voting and investment power over these securities is Lewis N. Lester, Sr., the director of GCA Strategic Investment Fund Limited.

(7)
The number of ordinary shares beneficially owned prior to the offering and offered hereby represents (i) 250,000 ordinary shares, and (ii) 62,500 ordinary shares issuable upon exercise of warrants.  The selling securityholder has advised us that Iroquois Capital Management L.L.C., referred to as Iroquois Capital, is the investment manager of Iroquois Master Fund Ltd., referred to as IMF.  Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF.  As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF.  As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership of the securities held by IMF.

(8)
The number of ordinary shares beneficially owned prior to the offering and offered hereby represents (i) 250,000 ordinary shares, and (ii) 50,000 ordinary shares issuable upon exercise of warrants.  The selling securityholder has advised us that the natural person that has voting and investment power over these securities is Daniel Asher, the principal of Pyramid Trading Limited Partnership, referred to as Pyramid.  Pyramid is a broker-dealer.  The securities held by Pyramid and registered for resale hereunder were not received as compensation for investment banking services to TIS, and Pyramid has certified to us that it purchased the ordinary shares and warrants in the private placement in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the ordinary shares purchased in the private placement or the ordinary shares issuable upon exercise of the warrants.

(9)
The number of ordinary shares beneficially owned prior to the offering and offered hereby represents 55,575 ordinary shares issuable upon exercise of warrants.  Rodman & Renshaw, LLC is a broker-dealer.  The securities held by Rodman & Renshaw, LLC and registered for resale hereunder were received as compensation for services as placement agent in the private placement.  Rodman has advised us that the natural person that has voting and investment power over these securities is David Horin, the chief financial officer of Rodman.

(10)
The number of ordinary shares beneficially owned prior to the offering and offered hereby represents 12,825 ordinary shares issuable upon exercise of warrants.  Mr. Rubinstein is an affiliate of Rodman and the securities held by Mr. Rubinstein and registered for resale hereunder were received as compensation for services as placement agent in the private placement.

(11)
The number of ordinary shares beneficially owned prior to the offering and offered hereby represents 17,100 ordinary shares issuable upon exercise of warrants.  Mr. Schwabe is an affiliate of Rodman and the securities held by Mr. Schwabe and registered for resale hereunder were received as compensation for services as placement agent in the private placement.

PLAN OF DISTRIBUTION

Each selling securityholder of the ordinary shares may, from time to time, sell any or all of their ordinary shares covered by this prospectus on NASDAQ or any other stock exchange, market or trading facility on which our ordinary shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling securityholder may use any one or more of the following methods when selling ordinary shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker dealers that agree with the selling securityholders to sell a specified number of such ordinary shares at a stipulated price per ordinary share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell ordinary shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling securityholders may arrange for other broker dealers to participate in sales.  Broker dealers may receive commissions or discounts from the selling securityholders (or, if any broker dealer acts as agent for the purchaser of ordinary shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the ordinary shares or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume.  The selling securityholders may also sell ordinary shares short and deliver these ordinary shares to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these ordinary shares.  The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which ordinary shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealers or agents that are involved in selling the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ordinary shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling securityholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares.  In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the ordinary shares.  We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any ordinary shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling securityholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale ordinary shares by the selling securityholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the ordinary shares may be resold by the selling securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the ordinary shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The ordinary shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the ordinary shares covered by this prospectus may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the ordinary shares may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of ordinary shares by the selling securityholders or any other person.  We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the ordinary shares offered by this prospectus will be passed upon for us by CBLS Law Offices, Tel Aviv, Israel.

EXPERTS

The consolidated financial statements of Top Image Systems Ltd. and subsidiaries as of December 31, 2010  and 2009, and for each of the years in the three year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the reports of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global), independent registered public accounting firm, and KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information.  We hereby incorporate by reference the following:

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2010, filed on March 31, 2011 (File No. 001-14552); and

•	Reports on Form 6-K (File No. 001-14552) filed on May 11, 2011 and June 14, 2011.

All Annual Reports on Form 20-F and all Reports on Form 6-K, which are identified by us as being incorporated herein by reference, filed subsequent to the date of the registration statement on Form F-3, of which this prospectus forms a part, including documents filed prior to the effectiveness of such registration statement, but before the termination of the offering by this prospectus, shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide at no cost to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all information that has been incorporated by reference herein but has not been previously delivered upon written or oral request to:

Ido Schechter
Chief Executive Officer
Top Image Systems Ltd.
2 Ben Gurion St.
Ramat Gan, 52573
Israel
Tel: 972-3-767-9100

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement on Form F-3 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.  However, we anticipate filing with the SEC, within four months after the end of each fiscal year, an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm.

You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.   Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Israel and the majority of our directors and executive officers reside outside of the United States.   Furthermore, because a substantial portion of our assets is located in Israel, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

Under Israeli law, subject to various time limitations, an Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages in non civil matters, enforceable if it finds that:

•	the judgment was rendered by a court which was, according to the foreign country’s laws, competent to render it;

•	the judgment is no longer appealable;

•
the obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

•	the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel.  An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

•	the judgment was obtained by fraud;

•	there was no due process;

•	the judgment was given by a court not competent to render it according to the rules of private international law in Israel;

•	the judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or

•	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

At the shareholders’ meeting of Top Image Systems Ltd. (the “Company” or the “Registrant”) held on December 18, 2003, the Company adopted new Articles of Association which allow for insurance and indemnification for office holders for future liabilities.  At the same meeting, the shareholders approved indemnification of the officers and directors of the Company according to an indemnification letter.  At a shareholders meeting held on November 15, 2005, the Company’s shareholders approved the indemnification letter currently in place with regard to the Company’s directors and officers.

Under the Israeli Companies Law, a company may indemnify an office holder against any monetary liability incurred in his or her capacity as an office holder whether imposed on him or her or incurred by him or her in favor of another person pursuant to a judgment, a settlement or an arbitrator’s award approved by court. A company also can indemnify an office holder against reasonable litigation expenses, including attorneys’ fees, incurred, whether or not paid by him or her in his or her capacity as an office holder, in proceedings instituted against him or her by the company, on its behalf or by a third-party, in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for a crime that does not require proof of criminal intent, or in which an indictment was not brought against the office holder.

In addition, a company may indemnify an office holder against reasonable legal fees, including attorney’s fees, incurred, whether or not paid by him, by him or her in consequence of an investigation or proceeding instituted against him or her by an authority that is authorized to conduct such investigation or proceeding, and that was resolved without an indictment against him or her and without imposing on him or her financial obligation as an alternative of a criminal proceeding, or that was resolved without filing an indictment against him or her but with the imposition on him or her of a financial obligation as an alternative to a criminal proceeding in respect of an offense that does not require the proof of criminal intent.

A company may indemnify an office holder in respect of these liabilities either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance of an event, the indemnification, other than litigation expenses, must be limited to foreseeable events in light of the company’s actual activities when the company undertook such indemnification, and reasonable amounts or standards, as determined by the board of directors.

A company may obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder. These liabilities include a breach of duty of care to the company or a third-party, including a breach arising out of negligent conduct of the office holder, a breach of duty of loyalty and any monetary liability imposed on the office holder in favor of a third-party. A company may also exculpate an office holder from a breach of duty of care in advance of that breach.

A company may not exculpate an office holder from a breach of duty of loyalty towards the company or from a breach of duty of care concerning dividend distribution or a purchase of the company’s shares by the company or other entities controlled by the company.

Under the Israeli Companies Law, a company may indemnify or insure an office holder against a breach of duty of loyalty only to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition, a company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly (excluding mere negligence), or committed with the intent to derive an unlawful personal gain, or against a fine or forfeit levied against the office holder in connection with a criminal offense.

 A recently passed law in Israel gives the Israel Securities Authority (the “ISA”) the power to impose administrative fines on public companies, their officers and their employees with regard to certain actions and omissions. For example, the ISA may impose fines on the Company, its office holders or its employees if it does not make a public filing in Israel of any information or report that was publicly filed with the SEC, if it does not furnish any information that was required by the ISA, if the Company, its officers or its employees use inside information and in other cases. A company is not permitted to purchase, directly or indirectly, insurance against such fines and such insurance if purchased is void.  Neither a company nor its controlling shareholder may, directly or indirectly, indemnify an office holder or employee against, or otherwise pay, administrative fines that were imposed on them. However, if permitted by a company’s articles of association, a company is entitled to purchase insurance and indemnify for payment of damages to any injured person and for expenses incurred by office holders or employees in connection with administrative proceedings conducted against them, including reasonable litigation expenses such as legal fees. A company may undertake to provide such indemnification in advance.  In addition, pursuant to a recent amendment to the Israeli Companies Law, the ISA has similar administrative and enforcement authorities with respect to certain breaches of corporate governance rules under the Israeli Companies Law. The above restrictions and limitations on insurance and indemnification of officeholders apply also to proceedings conducted by the ISA pursuant to the Israeli Companies Law.

The Company’s Articles of Association provide for indemnification both in advance or retroactively, to the extent permitted under Israeli law.

Currently, the Company maintains an insurance policy for its office holders that provides coverage limited to $15,000,000 in aggregate for the policy period ending on December 31, 2011.

Members of the Company’s board of directors and officer are parties to a letter of indemnification with the Company.  This letter was approved by the Company’s shareholders at a shareholder meeting held on November 15, 2005. The aggregate indemnification amount that the Company will pay to all its officers and directors pursuant to these letters of indemnification shall not exceed $5,000,000.

In addition, subject to certain limitations, investors in the private placement agreed to indemnify the Company, its officers, directors and controlling persons against any losses, claims, damages, liabilities and costs, including reasonable attorney’s fees, and expenses to which they may become subject as a result of untrue statements, or omissions of, a material fact contained, or required to be stated, in the prospectus or the registration statement, as amended or supplemented, under the Securities Act of 1933, as amended (the “Securities Act”), in each case only to the extent that such statement or omission occurred as a result of the indemnified person’s reliance on information furnished to it in writing by investors expressly for inclusion in any prospectus or registration statement.

Item 9.  Exhibits.

Exhibit Number	Description of Document

4.1	Form of Share Certificate for Ordinary Shares.

4.2
Form of Ordinary Shares Purchase Warrant issued in the Private Placement on June 13, 2011 (incorporated by reference to Exhibit 99.3 to Top Image System Ltd.’s report on Form 6-K filed on June 14, 2011).

5.1	Opinion of CBLS Law Offices.

10.1
Securities Purchase Agreement, dated as of June 6, 2011, between Top Image Systems Ltd. and the Purchasers identified therein (incorporated by reference to Exhibit 99.1 to Top Image System Ltd.’s report on Form 6-K filed on June 14, 2011).

10.2
Registration Rights Agreement, dated as of June 13, 2011, between Top Image Systems Ltd. and the Purchasers identified therein (incorporated by reference to Exhibit 99.2 to Top Image System Ltd.’s report on Form 6-K filed on June 14, 2011).

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.2	Consent of KPMG LLP.

23.3	Consent of CBLS Law Offices (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

Item 10.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S–3 or Form F–3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20–F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F–3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3–19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F–3.

(5)           That, for purposes of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Ramat Gan, State of Israel, on the 14th day of July, 2011.

TOP IMAGE SYSTEMS LTD.

By:	/s/ Ido Schechter
Name: Ido Schechter
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby constitutes and appoints each of Ido Schechter and Gili Shalita or either of them as such person’s true and lawful attorney-in-fact and agent with full power of substitution, to do any and all acts and to execute and to file any and all instruments for such person and in such person’s name in the capacity indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable Top Image Systems Ltd. to comply with the Securities Act of 1933, and any SEC rules, regulations and requirements, in connection with this registration statement, including specifically, but without limitation, power and authority to sign amendments (including post-effective amendments) and any related registration statement, or amendment thereto.

Signature	Title	Date

/s/ Ido Schechter Ido Schechter	Chief Executive Officer and Director (Principal Executive Officer)	July 14, 2011

/s/ Gili Shalita Gili Shalita	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 14, 2011

/s/ Izhak Nakar Izhak Nakar	Chairman of the Board	July 14, 2011

/s/ Lyron Bentovim Lyron Bentovim	Director	July 14, 2011

/s/ Eli Housman Eli Housman	Director	July 14, 2011

/s/ Asael Karfiol Asael Karfiol	Director	July 14, 2011

/s/ Lior Lurye Lior Lurye	Director	July 14, 2011

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, as the duly authorized representative of Top Image Systems Ltd. in the United States, signed this registration statement on July 14, 2011.

By:	/s/ Ido Schechter
Name: Ido Schechter
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Form of Share Certificate for Ordinary Shares.

4.2
Form of Ordinary Shares Purchase Warrant issued in the Private Placement on June 13, 2011 (incorporated by reference to Exhibit 99.3 to Top Image System Ltd.’s report on Form 6-K filed on June 14, 2011).

5.1	Opinion of CBLS Law Offices.

10.1
Securities Purchase Agreement, dated as of June 6, 2011, between Top Image Systems Ltd. and the Purchasers identified therein (incorporated by reference to Exhibit 99.1 to Top Image System Ltd.’s report on Form 6-K filed on June 14, 2011).

10.2
Registration Rights Agreement, dated as of June 13, 2011, between Top Image Systems Ltd. and the Purchasers identified therein (incorporated by reference to Exhibit 99.2 to Top Image System Ltd.’s report on Form 6-K filed on June 14, 2011).

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.2	Consent of KPMG LLP.

23.3	Consent of CBLS Law Offices (included in Exhibit 5.1).

24.1	Power of Attorney (inclded on the signature page).